Exhibit 23.01

Independent Auditors’ Consent

The Board of Directors

ZAMBA Corporation:

We consent to incorporation by reference in registration statements No. 333-62783, 333-66021, and 333-52082 on Form S-8 of ZAMBA Corporation of our report dated January 23, 2004, relating to the consolidated balance sheets of ZAMBA Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedule, which report appears in the 2003 annual report on Form 10-K of ZAMBA Corporation.

Our report dated January 23, 2004 contains an explanatory paragraph that states that the Company, among other matters, has negative working capital, which raises substantial doubt about its ability to continue as a going concern.  The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Minneapolis, Minnesota
March 30, 2004